Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Surgery Partners, Inc. 2015 Omnibus Incentive Plan of our report dated April 22, 2014, except for 2012 and 2013 earnings per share data included in the consolidated statements of operations and the related disclosure within Note 2, as to which the date is August 3, 2015 and except for 2012 and 2013 segment reporting data disclosure within Note 17, as to which the date is August 17, 2015, relating to the consolidated financial statements of Surgery Center Holdings, Inc. and Subsidiaries, appearing in Surgery Partners, Inc.’s Registration Statement on Form S-1 (File No. 333-206439).

/s/ BDO USA, LLP

BDO USA, LLP

Chicago, Illinois

October 5, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.